Exhibit 99.1
Press Release

Western Alliance Bancorporation Board Extends Contract of Chief Executive Officer
CEO Kenneth A. Vecchione signs new three-year deal; Bruce Beach to become Chairman of the Board; Patricia Arvielo receives Board director nomination

PHOENIX -- Western Alliance Bancorporation today announced that its Board of Directors and Chief Executive Office have agreed to a contract extension that will keep Kenneth A. Vecchione as CEO and President of the company through at least 2024. Western Alliance also announced that Bruce Beach will be named Chairman of the company’s Board of the Directors at its June 2022 annual meeting of stockholders. Beach, an accounting industry leader and entrepreneur with nearly 50 years of business and financial management experience, has been the Board’s Lead Independent Director since 2010. Patricia Arvielo has also been nominated as a new director to the Board. Arvielo is the Co-Founder and President of New American Funding, one of the nation’s largest independent mortgage lenders. If elected, Arvielo is expected to serve on the Board’s Risk and Finance & Investment committees.

“I am humbled by the trust the Board continues to show in our leadership team,” said Chief Executive Office and President Kenneth A. Vecchione. “A large part of our success and ability to plan for the long term has been made possible by the stability we have in senior management. Our collaboration with the Board is key to that important continuity. Bruce is the ideal Board Chairman. We trust his judgment, his integrity and his deep commitment to Western Alliance. Bruce played a key role in transforming our bank from a small community institution to a national provider of industry-leading financial services. He knows our company and I have no doubt that he will continue to be a fierce advocate for shareholders and an unwavering partner in our growth plans.”

“I am honored by the trust the Board has placed in me during this important period of growth and innovation for our company,” said Beach. “I’m also thrilled that the Board has chosen to extend the contract of our CEO, and that Patty Arvielo will be joining our company to play a vital role in helping to guide crucial decisions in the years ahead. Ken’s leadership will continue to provide the vision and stability needed to maintain our strong financial performance.”

“Bruce has deep knowledge of this company,” said Donald Snyder, Chair of the Board’s Governance Committee and longtime banking industry leader. “He has an unwavering ethical compass and has helped guide the company through consistent growth during times of historic economic uncertainty. Patty’s mortgage lending experience will immediately strengthen our team as we continue to expand our services to clients across the country. Our CEO, Board directors and I believe strongly in the need to consistently incorporate new members, fresh ideas, and diverse backgrounds into these important roles.”

Patricia Arvielo said, “As a client of the bank since 2014, I have experienced first-hand the customer-centric approach Western Alliance brings to its business clients. As an entrepreneur myself, I am so pleased to have the opportunity to serve on the board of a company that delivers on responsiveness, adds value through highly tailored solutions and expertise, and operates with an innovative mindset. I look forward to joining the board of Western Alliance as it continues to deliver exceptional results for its shareholders.”

In addition to Arvielo’s nomination, Beach said that the company expects to add another new director to the Board later this year.

About Bruce Beach
Bruce Beach is the co-founder of one of the largest locally owned CPA firms in Arizona, BeachFleishman PC, where he served as its Chief Executive Officer and Chairman from 1991-2015 and 1991-2021, respectively. He is a respected business leader in the southwest and a Distinguished Graduate of the University of Arizona Eller College of Management, where he earned his bachelor’s degree in accounting and his Master of Business Administration. Beach is a successful accounting executive with more than 40 years of leadership in the industry. In addition to his experience at BeachFleischman, Beach has served as Western Alliance Bancorporation’s Lead Independent Director on its Board since 2010. Beach also served as Chair of the Audit Committee from May 2009 to March 2017.

About Patricia L. Arvielo
Ms. Arvielo is an award-winning entrepreneur and Co-Founder and President of New American Funding. A first-generation Hispanic, her path to the mortgage industry began at age 16 with a hard-work ethic and an entry-level position at TransUnion Credit. From there, she landed a job at a prominent mortgage company, where she would rise through the ranks and learn the business from the ground up, eventually becoming branch manager and assistant vice president. In 2003, Ms. Arvielo, together with her husband, launched their own mortgage company, New American Funding. In the years since, Ms. Arvielo has helped grow the company into one of the largest independent mortgage lenders in the United States with a servicing portfolio of over 223,000 loans and $58.8 billion. She also oversaw the creation and expansion of the company’s retail lending operation, which grew a small local operation to a national powerhouse with 168 locations and thousands of employees across the country.

About Western Alliance Bancorporation
With more than $50 billion in assets, Western Alliance Bancorporation (NYSE: WAL) is one of the country’s top-performing banking companies. The company is #2 best-performing of the 50 largest public U.S. banks in the S&P Global Market Intelligence listing for 2021, ranks high on the Forbes “America’s Best Banks” list year after year and was named #1 Best Emerging Regional Bank per Bank Director’s 2022 RankingBanking study. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their ambitions with teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities, including blockchain-based offerings. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking and financial services brands, including AmeriHome Mortgage, and has offices in key markets nationwide.

Media Inquiries: Eric.Phillips@edelman.com
Investor Inquiries: Dale Gibbons 602-952-5476